Exhibit 99.1

Plymouth Industrial REIT Announces Redemption of Series A Preferred Stock

BOSTON—(August 2, 2023) Plymouth Industrial REIT, Inc. (NYSE: PLYM) today announced that, on September 6, 2023, it will redeem all of its outstanding 7.50% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”) for a total redemption payment of $48.8 million. The dividend rate of the securities to be redeemed is 7.50%.

The shares of Series A Preferred Stock are currently traded on the NYSE American exchange under the symbol “PLYM-PrA” (CUSIP No. 729640201). The shares of Series A Preferred Stock will be redeemed at a redemption price of $25.00 per share.

On September 6, 2023, a dividend in the amount of $0.34647 per share of Series A Preferred Stock will be paid in cash to holders of record at the close of business on August 25, 2023. On and after the redemption date, the shares of Series A Preferred Stock will no longer be deemed outstanding, and no further dividends will be declared or payable on them.

The shares of Series A Preferred Stock are held through The Depository Trust Company (DTC) and will be redeemed in accordance with the procedures of DTC. Payment to DTC will be made by Continental Stock Transfer & Trust Company, Plymouth’s paying agent for the Series A Preferred Stock. Questions about the notice of redemption and related materials should be directed to Continental Stock Transfer by mail or overnight courier at 1 State Street, 30th Floor, New York, NY 10004, Attention: Corporate Action, or by telephone at 917-262-2378 (Corporate Action department).

About Plymouth

Plymouth Industrial REIT, Inc. (NYSE: PLYM) is a full service, vertically integrated real estate investment company focused on the acquisition, ownership, and management of single and multi-tenant industrial properties. Our mission is to provide tenants with cost effective space that is functional, flexible, and safe.

Forward-Looking Statements

This press release includes “forward-looking statements” that are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements regarding management's plans, objectives, and strategies, constitute forward-looking statements. Such forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated by the forward-looking statements, many of which may be beyond our control. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

###

Contact:
Tripp Sullivan
SCR Partners
(615) 942-7077
TSullivan@scr-ir.com